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Exhibit 5.1

Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, Colorado 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

April 30, 2014

Board of Directors
Uranium Resources, Inc.
6950 South Potomac Street, Suite 300
Centennial, Colorado 80112

Ladies and Gentlemen:

        We are acting as counsel to Uranium Resources, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale from time to time by the selling stockholders identified in the prospectus constituting a part of the Registration Statement of up to 4,480,297 shares of the common stock, par value $0.001 per share, of the Company (the "Shares"), consisting of (i) up to 4,176,923 Shares issuable upon the conversion of an $8,000,000 convertible promissory note relating to the Loan Agreement, dated November 13, 2013 (the "Loan Agreement"), among the Company, its subsidiaries and Resource Capital Fund V L.P., and in satisfaction of future interest and fees thereunder (such shares, the "Loan Agreement Shares"); (ii) 184,143 Shares issued on February 4, 2014 and April 10, 2014 in satisfaction of interest and fees under the Loan Agreement (the "Interest and Fee Shares"); and (iii) 119,231 Shares issued in April 2014 pursuant to the Separation Agreement and General Release, dated April 15, 2014, between the Company and Thomas H. Ehrlich (together with the Interest and Fee Shares, the "Outstanding Shares"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. "Hogan Lovells" is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Jeddah Riyadh Zagreb. For more information see www.hoganlovells.com

        Based upon, subject to and limited by the foregoing, we are of the opinion that:

          (a)   Following issuance of the Loan Agreement Shares upon conversion of the convertible promissory note and pursuant to the terms of the Loan Agreement, the Loan Agreement Shares will be validly issued, fully paid, and nonassessable.

          (b)   The Outstanding Shares are validly issued, fully paid, and nonassessable.

        This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

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  Exhibit 5.1